Exhibit 99.1

[Letterhead of Maxygen, Inc.]

MAXYGEN REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Redwood City, Calif., July 27, 2004 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the second quarter ended June 30, 2004 and provided an update on the company’s business.

Financial results

For the second quarter of 2004, Maxygen reported a non-GAAP loss applicable to common stockholders of $13.3 million, or $0.38 per share(A), compared to a non-GAAP loss applicable to common stockholders of $9.0 million, or $0.26 per share(A), in the comparable period in 2003. In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported a loss applicable to common stockholders on a GAAP basis of $13.6 million, or $0.39 per share, for the second quarter of 2004 compared to a loss applicable to common stockholders of $10.3 million, or $0.30 per share, in the second quarter of 2003.

Revenue from continuing operations in the second quarter of 2004 was $3.6 million compared to $4.4 million for the same period in 2003. The decrease in revenue is primarily attributable to completion of the research and development funding terms of some of our collaborations. Expenses relating to research and development from continuing operations increased in the second quarter of 2004 to $11.6 million from $10.3 million in the same period in 2003 as Maxygen continues to intensify its focus on development of its product candidates.

At June 30, 2004, cash, cash equivalents and marketable securities totaled $176.3 million. This includes $10.9 million held by Maxygen’s subsidiary Codexis but excludes funds held by Verdia and the proceeds from the sale of Verdia. Including the $64 million cash proceeds from the sale of Verdia received by Maxygen, on a pro forma basis, as of July 1, 2004, Maxygen’s cash, cash equivalents and marketable securities totaled $240.3 million.

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“We were pleased to make significant progress on several fronts during the second quarter,” said Russell Howard, CEO of Maxygen. “From Maxygen’s inception, our strategy has been to capture near term value from our non-core businesses of agriculture and chemicals to allow us to pursue high value opportunities in human therapeutics. The sale of Verdia to Dupont validates this strategy and our ability to monetize the value we have created with our proprietary technologies. In addition, our chemicals subsidiary Codexis continues to grow and build value with a recently announced collaboration and equity investment by Pfizer. Together, these achievements underscore the power of Maxygen’s technologies to create valuable commercial products and processes and strengthens our financial position to help us to advance our human therapeutics programs towards clinical development.”

Sale of agriculture subsidiary Verdia to Dupont for $64 million

On July 1st, Maxygen completed the sale of its agriculture subsidiary, Verdia to DuPont for $64 million in cash. By purchasing Verdia, DuPont has worldwide, royalty-free, exclusive rights to use Maxygen’s MolecularBreeding™ directed evolution platform (gene shuffling) for agricultural applications across its Agriculture & Nutrition platform. All Verdia employees have accepted offers of employment with DuPont, and DuPont plans to retain Verdia’s name and its bay-area offices. The operations, assets and liabilities of Verdia as of June 30, 2004 are reflected as discontinued operations in the Selected Consolidated Financial Information.

Lead interferon beta product candidate moving into manufacturing

On June 8th, Maxygen and Biovitrum AB announced the signing of an agreement for the manufacture of Maxygen’s improved interferon beta material for Phase I and Phase II clinical development.

Maxygen has developed an improved interferon beta product candidate for the treatment of multiple sclerosis with a profile designed to be superior to currently marketed products. Maxygen’s interferon beta product candidate was engineered by Maxygen to have substantially increased bioavailability, improved half-life, and reduced immunogenicity as compared to currently marketed products. These advantageous properties should provide maximal therapeutic efficacy, greater dosing convenience and minimize side effects.

Subsidiary Codexis signs multi year collaboration with Pfizer and receives $10 million investment

Yesterday, Maxygen subsidiary Codexis announced entry into a multi-year, non-exclusive collaboration with Pfizer focused on process research and development for life cycle management of some of Pfizer Inc.’s pharmaceutical products. In addition to the collaboration, Pfizer will make an equity investment of $10 million in Codexis.

Under the terms of the agreement, Pfizer will have the option to acquire a non-exclusive license to certain technologies that are part of the MolecularBreeding™ directed evolution platform for in-house application to its pipeline. Codexis will receive a license fee upon exercise of this option by Pfizer. Codexis is focused on applying proprietary protein and strain engineering technologies to create novel process development solutions for efficient, cost-effective and environmentally friendly pharmaceutical manufacturing.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche, Aventis, and InterMune.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our ability to develop and/or commercialize any of our human therapeutic product candidates; the attributes of any interferon beta product that we develop; and our future development plans and the development plans of our collaborators. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; competitors producing superior products; and our future ability to enter into and/or maintain research and commercialization collaborations. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2003, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact:

Jeannine Medeiros

Investor & Public Relations

Maxygen, Inc.

p.    650-298-5853

f.    650-298-5877

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$3,220	$3,874	$7,636	$11,214
Grant revenue	341	486	793	1,158

	3,561	4,360	8,429	12,372
Expenses:
Research and development	11,560	10,323	22,016	20,865
General and administrative	3,737	3,305	6,877	6,346
Stock compensation expense	131	730	282	1,461
Amortization of intangible assets	—	286	—	572

Total operating expenses	15,428	14,644	29,175	29,244

Loss from operations	(11,867)	(10,284)	(20,746)	(16,872)

Interest income, net	697	1,265	1,271	2,760

Minority interests	(1,000)	—	(1,000)	—

Loss from continuing operations	(12,170)	(9,019)	(20,475)	(14,112)
Income (loss) from discontinued operations	(1,226)	(985)	(2,769)	171

Net loss	$(13,396)	$(10,004)	$(23,244)	$(13,941)

Net loss	$(13,396)	$(10,004)	$(23,244)	$(13,941)
Subsidiary preferred stock accretion	(250)	(319)	(500)	(638)

Loss applicable to common stockholders	$(13,646)	$(10,323)	$(23,744)	$(14,579)

Basic and diluted loss applicable per common share	$(0.39)	$(0.30)	$(0.68)	$(0.43)

Shares used in computing basic and diluted loss applicable per common share	35,071	34,365	35,006	34,279

Non-GAAP loss applicable to common stockholders excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	(13,265)	(8,988)	(22,962)	(11,908)

Non-GAAP basic and diluted loss applicable per common share excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	$(0.38)	$(0.26)	$(0.66)	$(0.35)

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)	(See note 1)
Cash, cash equivalents and marketable securities	$176,300	$191,868
Other current assets	8,599	9,838
Property and equipment, net	9,563	11,509
Goodwill and other intangibles, net	12,192	12,192
Other assets	2,330	1,346
Assets of discontinued operations	4,007	7,316

Total assets	$212,991	$234,069

Current liabilities	$11,245	$10,773
Non-current deferred revenue	1	695
Long-term obligations	1,270	41
Liabilities of discontinued operations	2,592	3,126
Minority Interest	21,710	21,210
Stockholders’ equity	176,173	198,224

Total liabilities and stockholders’ equity	$212,991	$234,069

Note	1: Derived from consolidated audited financial statements as of December 31, 2003.

Footnotes

(A)	Reconciliation of GAAP and non-GAAP loss applicable to common stockholders and loss applicable per common share (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Loss applicable to common stockholders	$(13,646)	$(10,323)	$(23,744)	$(14,579)

Stock compensation expense	131	730	282	1,461

Amortization of intangible assets	—	286	—	572

Subsidiary preferred stock accretion	250	319	500	638

Non-GAAP loss applicable to common stockholders	$(13,265)	$(8,988)	$(22,962)	$(11,908)

Shares used in computing basic and diluted loss applicable per common share	35,071	34,365	35,006	34,279

Non-GAAP basic and diluted loss applicable per common share	$(0.38)	$(0.26)	$(0.66)	$(0.35)